EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces First Quarter 2014 Results

•	Operating net income[1] of $238.6 million, or $0.85 per share, and net income of $255.7 million, or $0.91 per share, for the quarter on a fully diluted basis

•	P&C combined ratio of 89.7% for the quarter, compared to 87.7% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $17.2 million compared to $4.0 million in the prior year quarter

•	Annualized operating return on ordinary shareholders' equity[2] excluding and including unrealized gains and losses on investments were 10.4% and 9.4%, respectively, for the quarter

•	Fully diluted tangible book value per ordinary share[3] of $35.30 at March 31, 2014, an increase of $1.44, or 4.3%, from December 31, 2013

•	Share buybacks totaled 5.8 million ordinary shares for $175.0 million during the quarter
_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments".

2 Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3 Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – May 1, 2014 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its first quarter 2014 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"In the first quarter of 2014, XL produced one of the best quarters since the end of 2008. These results included a total P&C combined ratio of 89.7%, total underwriting profit of  $145 million, and a loss ratio of 58.9% — all of which demonstrate our continued broad-based improvement. This performance also included Insurance segment underwriting profit of $45 million and an Insurance accident year ex-cat combined ratio of 94.6% in the quarter.  And the 76.3% combined ratio for Reinsurance is particularly satisfying given the difficult market conditions.  All in, we like the way these results position us for 2014."

Highlights
Three months ended March 31, 2014
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
Net income (loss) attributable to ordinary shareholders	$255,717	$350,790
Per ordinary share-fully diluted	$0.91	$1.17

Operating net income (loss)	$238,649	$279,868
Per ordinary share-fully diluted	$0.85	$0.93

•
Net income and operating net income of $255.7 million and $238.6 million, respectively, for the quarter decreased compared to net income and operating net income of $350.8 million and $279.9 million, respectively, in the prior year quarter, primarily due to lower underwriting profit in the current quarter, partially offset by higher net income from investment funds and investment manager operating affiliates as compared to the prior year quarter. The P&C combined ratio for the quarter of 89.7% was 2.0 percentage points higher than in 2013, when it was 87.7%.

•	Net investment income for the quarter was $233.2 million, compared to $246.5 million in the prior year quarter and $240.8 in the fourth quarter of 2013.

•
Net income from investment fund and investment manager operating affiliates was $60.3 million in the quarter, compared to income of $50.7 million in the prior year quarter. The increase was primarily driven by strong results from our investment manager operating affiliates.

•
Fully diluted tangible book value per ordinary share increased by $1.44 from the prior quarter to $35.30, driven by our net income and an increase in unrealized gain on investments net of deferred tax of $244.7 million combined with the benefit of share buyback activity, offset by the payment of dividends.

•
In February 2014, the Company increased the share buyback program, authorizing the Company to buy back up to $1.0 billion of its ordinary shares. This authorization includes the approximately $200 million of ordinary shares that remained available for purchase under the program prior to the increase. During the quarter, the Company purchased 5.8 million ordinary shares for $175.0 million at an average price of $30.19 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.14. At March 31, 2014, $892.6 million of ordinary shares remained available for purchase under share buyback program.

P&C Operations
Three months ended March 31, 2014
(U.S. dollars in thousands)
	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
Gross premiums written	$2,428,639	$2,404,916
Net premiums written	$1,919,540	$2,042,209
Net premiums earned	$1,412,528	$1,464,246

Underwriting profit (loss)	$144,874	$180,588

Loss ratio	58.9%	57.6%
Underwriting expense ratio	30.8%	30.1%
Combined ratio	89.7%	87.7%

•
P&C gross premiums written (“GPW”) in the first quarter increased 1.0% compared to the prior year quarter. The Insurance segment GPW increased 4.9% from the prior year quarter, as a result of higher renewed premiums in International Professional and North American Casualty and Construction lines. Reinsurance segment GPW decreased 5.4% from the prior year quarter, predominantly driven by the non-renewal of a large UK Motor treaty and competitive trading conditions in Property.

•
P&C net premiums written in the first quarter decreased by 6.0% compared to the prior year quarter primarily as a result of reduced Reinsurance writings and increased proportional reinsurance in the Insurance segment.

•
P&C net premiums earned (“NPE”) in the first quarter of $1.4 billion were comprised of $1.0 billion from the Insurance segment and $420 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE decreased by 4.5%, primarily due to the earn through of increased proportional reinsurance in our Professional business. Reinsurance NPE decreased by 1.2%, driven by the overall earn through of lower current and prior year premium.

•	The P&C loss ratio in the current quarter was 1.3 percentage points higher than in the prior year quarter.

•	Operating expenses in the quarter were 9.4% higher than in prior year quarter but largely in line with the fourth quarter of 2013.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated May 1, 2014 and is available from the Investor Relations section of the XL website.
A conference call to discuss the Company’s results will be held at 8 a.m. Eastern Time on Friday, May 2, 2014. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 11:00 a.m. Eastern Time on May 2, 2014, through midnight Eastern Time on June 2, 2014. A telephone replay of the conference call will also be available beginning at approximately 11:00 a.m. Eastern Time on May 2, 2014, until midnight Eastern Time on June 2, 2014, by dialing (203) 369-0868 or (866) 424-7880.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (i) in our investment portfolio and (ii) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Income statement data:
(U.S. Dollars in thousands)	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
Revenues:
Gross premiums written:
- P&C operations	$2,428,639	$2,404,916
- Life operations	84,297	72,970

Net premiums written:
- P&C operations	$1,919,540	$2,042,209
- Life operations	76,311	65,445

Net premiums earned:
- P&C operations	$1,412,528	$1,464,246
- Life operations	76,311	65,445

Net investment income	$233,189	$246,468
Net realized gains (losses) on investments	19,229	36,509
Net realized and unrealized gains (losses) on derivative instruments	1,810	7,885
Income (loss) from investment fund affiliates	33,303	32,221
Fee income and other	11,454	9,632
Total revenues	$1,787,824	$1,862,406
Expenses:
Net losses and loss expenses incurred - P&C operations	$831,505	$843,084
Claims and policy benefits - Life operations	113,587	110,953
Acquisition costs	199,414	220,259
Operating expenses	310,424	283,832
Foreign exchange (gains) losses	10,441	(33,435)
Interest expense	42,941	38,700
Total expenses	$1,508,312	$1,463,393
Income (loss) before income tax and income (loss) from operating affiliates	$279,512	$399,013

Net income (loss) from operating affiliates	46,285	30,998
Provision (benefit) for income tax	34,321	43,479

Net income (loss)	291,476	386,532

Non-controlling interests	35,759	35,742

Net income (loss) attributable to ordinary shareholders	$255,717	$350,790

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. Dollars in thousands except share and per share amounts)	At	At
	March 31, 2014	December 31, 2013
	(Unaudited)	(Note 1)
Total investments available for sale	$28,577,330	$28,996,661
Fixed maturities, held to maturity	2,854,487	2,858,695
Cash and cash equivalents	2,476,047	1,800,832
Investments in affiliates	1,401,731	1,370,943
Unpaid losses and loss expenses recoverable	3,412,195	3,435,230
Goodwill and other intangible assets	455,700	411,611
Total assets	46,758,887	45,652,887

Unpaid losses and loss expenses	20,425,217	20,481,065
Deposit liabilities	1,497,599	1,509,243
Future policy benefit reserves	4,811,357	4,803,816
Unearned premiums	4,473,478	3,846,526
Notes payable and debt	2,262,824	2,263,203

Total shareholders’ equity	11,603,974	11,349,298
Ordinary shareholders' equity	10,244,962	9,997,633
Ordinary shares outstanding (Note 2)	273,598,838	278,297,762

Basic book value per ordinary share (Note 3)	$37.45	$35.92
Fully diluted book value per ordinary share (Note 3)	$36.95	$35.32
Fully diluted tangible book value per ordinary share (Note 3)	$35.30	$33.86

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 2) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three months ended March 31, 2014 and 2013.

(U.S. Dollars in thousands except share and per share amounts)	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
		(Note 1)
Net income (loss) attributable to ordinary shareholders	$255,717	$350,790
Net realized (gains) losses on investments, net of tax	(18,889)	(36,238)
Net realized and unrealized (gains) losses on derivatives, net of tax	(1,810)	(7,885)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	(3,958)	(180)
Exchange (gains) losses, net of tax	7,589	(26,619)
Operating net income (loss) (Note 2)	$238,649	$279,868
Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders - diluted	$0.91	$1.17
Operating net income (loss) - diluted (Note 2)	$0.85	$0.93
Weighted average ordinary shares outstanding:
Basic	276,336,989	294,999,513
Diluted - Net income	280,458,123	299,468,682
Diluted - Operating net income	280,458,123	299,468,682
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 4)	$10,244,962	$10,487,354
Unrealized (gain) loss on investments, net of tax	$(1,025,711)	$(1,364,979)
Average ordinary shareholders' equity excluding unrealized gains (losses) on investments, net of tax (Note 4)	$9,217,939	$9,078,000
Average ordinary shareholders' equity (Note 4)	$10,121,298	$10,498,716
Operating net income (loss) (Note 2)	$238,649	$279,868
Annualized operating net income (loss) (Note 2)	$954,596	$1,119,472
Annualized return on ordinary shareholders' equity - operating net income (loss) (Notes 2 and 4)	9.4%	10.7%
Annualized return on ordinary shareholders' equity excluding unrealized gains (losses) on investments - operating net income (loss) (Notes 2 and 4)	10.4%	12.3%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders’ equity” based on operating net income and “annualized return on ordinary shareholders’ equity” based on operating net income excluding unrealized gains and losses on investments are non-GAAP financial measures.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; and (iv) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.